EXHIBIT 23.1

1        Consent of Semple & Cooper, LLP, Independent Public Accountants

We hereby consent to the use in the Registration Statement on Form SB-2 of our report dated April 8, 2004 relating to the consolidated statements of financial condition of Quiet Tiger, Inc. as of December 31, 2003 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/  Semple & Cooper, LLP
     Certified Public Accountants

     June 25, 2004